DELAWARE GROUP FOUNDATION FUNDS

Registration No. 811-08457
FORM N-SAR
Semiannual Period Ended September 30, 2016

SUB-ITEM 77D: Policies with respect to security investments

On May 19, 2016, the Board of Trustees (the ?Board?) of Delaware Group Foundation Funds (the ?Registrant?) voted to (i) add five equity strategies for potential use within the Delaware Foundation Growth Allocation Fund, Delaware Foundation Moderate Allocation Fund, and Delaware Foundation Conservative Allocation Fund (each a "Fund" and collectively, the "Funds"); and (ii) increase the investment authority for futures and options from 25% of a Fund's assets to 75% to accommodate additional hedging requirements. This information is herein incorporated by reference to the supplement dated July 29, 2016 to the Funds? prospectus dated July 29, 2016, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-16-000610).

SUB-ITEM 77P: Information required to be filed pursuant to existing exemptive orders

The Funds, each a series of the Registrant and Delaware Management Company, a series of Delaware Management Business Trust (Manager) have received an exemptive order from the U.S. Securities and Exchange Commission that permits the Manager, with the approval of the Board of Trustees of the Registrant, to appoint and replace sub-advisors, enter into sub-advisory agreements, and materially amend sub-advisory agreements on behalf of the Fund without shareholder approval (Manager of Managers Structure). The Funds? Manager of Managers Structure was established on May 27, 2016, and the changes are incorporated herein by reference to the supplement dated May 27, 2016 to the Funds? prospectus dated July 29, 2015, as filed with the Securities and Exchange Commission (SEC Accession No. 0001609006-16-000438).
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